Exhibit 5.1

August 17, 2018

Fulbright Tower

MRC Global Inc.

1301 McKinney Street, Suite 2300

Houston, TX 77010

Ladies and Gentlemen:

We are acting as special counsel to MRC Global Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company and sale by the selling stockholder of 20,302,010 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), registered pursuant to a Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), to be issued upon the conversion of 363,000 shares of the Company’s 6.50% Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Shares”) held by the selling stockholder.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company, (ii) minutes and records of the proceedings of the Company with respect to the issuance of the Series A Preferred Shares, (iii) the Purchase Agreement dated May 19, 2015, by and between the Company and the purchaser named therein (the “Purchase Agreement”), (iv) the Certificate of Designations, Preferences, Rights and Limitations of 6.50% Series A Convertible Perpetual Preferred Stock of MRC Global Inc., dated as of June 10, 2015 (the “Certificate of Designations”), (v) the Shareholders’ Agreement, dated as of June 10, 2015, between the Company and the purchaser named therein (the “Shareholders’ Agreement”), and (vi) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the shares of Common Stock issuable upon the conversion of the Series A Preferred Shares, when issued in accordance with the terms of the Certificate of Designations and Shareholders’ Agreement, will be duly authorized and validly issued and are fully paid and nonassessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other U.S. dollars in respect of such claim) be converted in to U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws. We advise you that issues addressed by this letter may be governed in whole or in party by other laws, but we express no opinion as to whether any relevant differences exist between the laws upon which our opinions are based and any other laws which may actually govern.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “blue sky” laws of the various states to the sale of the shares of Common Stock issuable upon conversion of the Series A Preferred Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Commission.

Very truly yours,

KIRKLAND & ELLIS LLP

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP